Exhibit 23.3

Our Ref:	WWLK/97857
Your Ref:

Direct Line:	+852 2861 8471
Direct Email:	warrenko@robertsonshk.com

5 December 2024

Dreamland Limited

Conyers Trust Company (Cayman) Limited

Cricket Square

Hutchins Drive

PO Box 2681

Grand Cayman

KY1-1111

Cayman Islands

Re: Consent of Robertsons

Dear Sirs,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Dreamland Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We are engaged as the Hong Kong legal advisers to the Company to advise on certain legal matters in relation to its subsidiary and operation established in Hong Kong. We hereby consent to the use and filing of this consent letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings to the Registration Statement and to the reference to our name in such Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ ROBERTSONS
ROBERTSONS